Exhibit 2.1

EXECUTION COPY

DISTRIBUTION AGREEMENT

BY AND BETWEEN

ALTRIA GROUP, INC.

AND

KRAFT FOODS INC.

DATED AS OF JANUARY 31, 2007

-i-

6.03	Mediation	21
6.04	Arbitration	21
6.05	Injunctive Relief	21
6.06	Remedies	22
6.07	Expenses	22
ARTICLE VII	NO REPRESENTATIONS OR WARRANTIES	22
7.01	No Representations or Warranties	22
ARTICLE VIII	INSURANCE	22
8.01	Insurance Policies and Rights.	22
8.02	Administration and Reserves	23
8.03	Allocation of Insurance Proceeds; Cooperation	24
8.04	Reimbursement of Expenses	24
8.05	No Reduction of Coverage	24
8.06	Shared Insurance Policies Other Than D&O and Fiduciary Liability	24
8.07	D&O and Fiduciary Liability	24
ARTICLE IX	MISCELLANEOUS	25
9.01	Complete Agreement	25
9.02	Other Agreements	25
9.03	Expenses	25
9.04	Governing Law	25
9.05	Notices	25
9.06	Amendment and Modification	26
9.07	Successors and Assigns; No Third Party Beneficiaries	26
9.08	Counterparts	26
9.09	Interpretation	26
9.10	Legal Enforceability	26
9.11	References; Construction	26

-ii-

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, dated as of January 31, 2007 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Altria Group, Inc., a Virginia corporation (“Altria”), and Kraft Foods Inc., a Virginia corporation (“Kraft”). In addition, Philip Morris USA Inc., a Virginia corporation (“PM USA”), and Philip Morris International Inc., a Delaware corporation (“PMI”), have each entered into this Agreement solely for the purpose of providing the indemnification set forth in Section 3.05 and Section 3.06, respectively.

WITNESSETH:

WHEREAS, Altria currently owns approximately 280,146,481 shares of Kraft’s issued and outstanding Class A Common Stock and 1,180,000,000 shares of Kraft’s issued and outstanding Class B Common Stock, together constituting approximately 89.0% of the aggregate outstanding Class A and Class B Common Stock;

WHEREAS, the Board of Directors of Altria has determined that it is in the best interest of Altria to distribute its entire ownership interest in Kraft through a pro-rata distribution of all of the outstanding shares of Class A Common Stock of Kraft (following the conversion by Altria of its Class B Common Stock of Kraft into Class A Common Stock of Kraft) then owned by Altria to the holders of Altria Common Stock pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”);

WHEREAS, the Distribution is intended to qualify as a Tax-Free Spin-Off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, and the Other Agreements (as defined below) to set forth the principal arrangements among them regarding the Distribution;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Action: any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Authority.

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an Affiliate of any member of the other Group.

ALCS: Altria Corporate Services, Inc., a New York corporation, formerly known as Philip Morris Management Corp.

Altria: as defined in the preamble to this Agreement.

Altria Business: all business and operations (including related joint ventures and alliances) of any member of the Altria Group at any time after the Distribution Date.

Altria Common Stock: the common stock, par value $0.33 1/3 per share, of Altria.

Altria Group: Altria and the Subsidiaries of Altria other than members of the Kraft Group.

Altria Group Liabilities: except as otherwise specifically provided in any Other Agreement, all Liabilities, whether arising before, at or after the Distribution Date, (i) of or in any way relating, in whole or in part, to any member of the Altria Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Altria Group or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “Altria Group Liabilities” shall exclude (i) all Liabilities of ALCS pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities); (ii) all Liabilities pursuant to the Employee Matters Agreement (because the Employee Matters Agreement will govern those Liabilities); (iii) the PM USA Liabilities; and (iv) the PMI Liabilities.

Altria Indemnitee: as defined in Section 3.03(a).

Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss 1-16, as the same may be amended from time to time.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia or the State of New York are authorized or obligated by law or executive order to close.

Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

Claims Handling Agreement: any third party administrator or claims handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured Kraft Claims.

Class A Common Stock: the Class A common stock, no par value, of Kraft.

Class B Common Stock: the Class B common stock, no par value, of Kraft.

Code: as defined in the recitals to this Agreement.

Corporate Agreement: the agreement entered into on June 12, 2001, between Altria and Kraft providing for corporate governance, registration and certain other shareholder rights of Altria, with such changes as may be mutually agreed to by Altria and Kraft.

Dispute: as defined in Section 6.01 hereof.

Distribution: as defined in the recitals to this Agreement.

Distribution Agent: as defined in Section 2.04(a) hereof.

Distribution Date: March 30, 2007, being the date on which the Distribution becomes effective.

Distribution Ratio: as defined in Section 2.04(b) hereof.

Employee Matters Agreement: an employee benefits and compensation allocation agreement to be entered into between Altria and Kraft substantially in the form attached hereto as Exhibit A, with such changes as may be mutually agreed to by Altria and Kraft.

Finally Determined: with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the average of the bid and asked rates at 9:00 a.m., New York City time, on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A., except that, with respect to any Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 3.11.

Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority, including the NYSE.

Group: the Altria Group or the Kraft Group, as the context requires.

Indemnifiable Losses: all Losses which are subject to being indemnified by Altria, PM USA, PMI or Kraft pursuant to Article III.

Indemnified Party: as defined in Section 3.08 hereof.

Indemnifying Party: as defined in Section 3.08 hereof.

Indemnitee: a Person who may seek indemnification under this Agreement.

Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article III.

Information: all records, books, contracts, instruments, computer data and other data and information.

Insurance Administration: with respect to each Insurance Policy, (1) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (3) the distribution of Insurance Proceeds as contemplated by this Agreement.

Insurance Policy: insurance policies and insurance contracts of any kind that as of the effective date of this Agreement are or have been owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors, including, without limitation, primary, umbrella and excess comprehensive general liability policies, automobile insurance policies, aviation and aircraft insurance policies, marine cargo and international warehousing insurance policies, employment practices insurance policies, advertisers liability insurance policies, policies insuring against crime, business travel accident insurance policies, commercial television wrap-up coverage policies, worker’s compensation insurance policies, property, casualty and business interruption insurance policies, fiduciary insurance policies, fidelity insurance policies, directors and officers liability insurance policies (including any such policy for directors and officers liability which has been purchased to provide occurrence coverage for both continuing and former directors, officers and employees for claims arising from or relating to events, occurrences or other matters prior to or on the Distribution Date). The term “Insurance Policy” expressly excludes any insurance policies relating to Plans to the extent such insurance policies are addressed under the Employee Matters Agreement.

Insurance Proceeds: those monies received by or on behalf of an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured.

Insured Claims: any claim with respect to those Losses that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Losses are within applicable Insurance Policy limits, including aggregates.

Insured Kraft Claims: any claim with respect to any Loss, damage or injury that occurred prior to the Distribution Date that is against any member of the Kraft Group or any employee of any member of the Kraft Group; provided, that in the case of any such claim or any claims identified in (i) through (v) below, such Loss or expense (including costs of defense and reasonable attorneys’ fees) are or may be insured under one or more of the Insurance Policies. Insured Kraft Claims include, without limitation, (i) claims for property or casualty damage or any other Loss or expense with respect to assets of Kraft; (ii) claims of Loss or expense arising from business interruption of any Kraft Business; (iii) claims against any member of the Kraft Group whether or not the Kraft Group has or has assumed liability for such claims under this Agreement or any of the Other Agreements; (iv) claims against any member of the Altria Group to the extent any member of the Kraft Group has liability for such claims under this Agreement or any of the Other Agreements; and (v) claims involving or against any director, officer, employee, fiduciary or agent of the Kraft Group who are entitled or would have been entitled to indemnification by Altria had the Distribution not occurred.

Kraft: as defined in the preamble to this Agreement.

Kraft Business: all business and operations (including related joint ventures and alliances) of any member of the Kraft Group at any time after the Distribution Date.

Kraft Common Stock: the Class A Common Stock and the Class B Common Stock.

Kraft Group: Kraft and the Kraft Subsidiaries.

Kraft Group Liabilities: except as otherwise specifically provided in any Other Agreement, all Liabilities, whether arising before, at or after the Distribution Date, (i) of or in any way relating, in whole or in part, to any member of the Kraft Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Kraft Group or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “Kraft Group Liabilities” shall exclude (i) all Liabilities of the Kraft Group pursuant to the Services Agreement (because the Services Agreement will govern those Liabilities); (ii) all Liabilities expressly provided for in the Employee Matters Agreement (because the Employee Matters Agreement will govern those Liabilities); and (iii) all Liabilities directly, indirectly or derivatively based on, arising out of or in any way relating to, in whole or in part, the businesses and operations of the Altria Group or the ownership or use of assets or property in connection therewith.

Kraft Indemnified Liabilities: Kraft Liabilities that are subject to indemnification from a Third Party.

Kraft Indemnitee: as defined in Section 3.04(a).

Kraft Subsidiaries: all of the corporations, limited liability companies or other entities listed on Schedule A, and any other Subsidiaries of Kraft.

Kraft Transfer Agent: the transfer agent for the Class A Common Stock.

Law: any federal, state or local statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect.

Liabilities: means any and all claims, debts, liabilities, assessments, guarantees, assurances, commitments, obligations, fines, penalties, damages (whether compensatory, punitive, consequential, multiple or other), losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by any Governmental Authority or arbitrator, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise (but excluding any liabilities for Taxes (because the Tax Sharing Agreement will govern those liabilities)), and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

Litigation Matters: as defined in Section 5.06(a) hereof.

Losses: with respect to any Person, all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including punitive damages and criminal fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, regardless of whether any such losses, Liabilities, damages, claims, demands, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person’s own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.

Notices: as defined in Section 9.05 hereof.

NYSE: the New York Stock Exchange, Inc.

Other Agreements: the Services Agreement, the Employee Matters Agreement, the Tax Sharing Agreement and any other agreement entered into in connection with the Distribution.

Person: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

Plan: as defined in the Employee Matters Agreement.

PMI: as defined in the preamble to this Agreement.

PMI Liabilities: all Liabilities, whether arising before, at or after the Distribution Date arising from the conduct of, in connection with or in any way relating to, in whole or in part, the business and operations of PMI or any Subsidiary thereof or the ownership or use of assets or property in connection therewith.

PM USA: as defined in the preamble to the Agreement.

PM USA Liabilities: all Liabilities, whether arising before at or after the Distribution Date arising from the conduct of, in connection with or in any way relating to, in whole or in part, the business and operations of PM USA or any Subsidiary thereof or the ownership or use of assets or property in connection therewith.

Prime Rate: the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

Privileged Information: as defined in Section 5.06(a) hereof.

Record Date: the close of business on March 16, 2007, being the date for determining the holders of Altria Common Stock entitled to receive shares of Class A Common Stock pursuant to the Distribution.

Representative: with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

Rules: as defined in Section 6.03 hereof.

SEC: the United States Securities and Exchange Commission.

Securities Act: the Securities Act of 1933, as amended, or any successor statute.

Securities Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor statute.

Services Agreement: the services agreement to be entered into between ALCS and Kraft substantially in the form attached hereto as Exhibit B, with such changes as may be mutually agreed to by Kraft and Altria, providing for ALCS to make available certain services to the Kraft Group and which, when entered into, will supersede the services agreement between Kraft and ALCS dated as of January 1, 2001.

Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the Kraft Subsidiaries shall be deemed to be Subsidiaries of Kraft and (2) no member of the Kraft Group shall be deemed to be a Subsidiary of any member of the Altria Group.

Tax: as defined in the Tax Sharing Agreement.

Tax Advisor: has the meaning set forth in the Tax Sharing Agreement.

Tax-Free Status: has the meaning set forth in the Tax Sharing Agreement.

Tax Sharing Agreement: the tax sharing and indemnification agreement which has been or will be entered into on or prior to the Distribution Date between Altria and Kraft substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by Altria and Kraft.

Third Party: a Person who is not a party hereto or a wholly-owned Subsidiary thereof.

Third-Party Claim: as defined in Section 3.09.

1.02 References to Time. All references in this Agreement to times of the day shall be to Richmond, Virginia time, except as otherwise specifically provided herein.

ARTICLE II

THE DISTRIBUTION

2.01 Distribution. Altria’s Board of Directors today authorized the Distribution, payable on the Distribution Date to shareholders of record on the Record Date. In connection with such authorization, Altria received, in form and substance satisfactory to it, an opinion from its Tax Advisor regarding the Tax-Free Status.

2.02 Actions Prior to the Distribution. In connection with the Distribution, the parties will take the actions set forth in this Section 2.02.

(a) No later than the day before the Distribution Date, Altria shall take all necessary action pursuant to Article III(B)(4)(a) of Kraft’s Articles of Incorporation to convert all of the Class B Common Stock then owned by Altria or any Subsidiary thereof into Class A Common Stock.

(b) Altria and Kraft will prepare and mail, prior to the Distribution Date, to the holders of Altria Common Stock, such information concerning Kraft and the Distribution and such other matters as Altria reasonably determines and as may be required by law. Each of Altria and Kraft will file with the SEC any such documentation that it determines is necessary or desirable to effect the Distribution.

(c) Altria and/or Kraft, as appropriate, will take all necessary action to obtain the governmental approvals and material consents that are the subject of Section 2.03(a).

(d) The Other Agreements shall be executed and delivered by the parties thereto.

2.03 Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by Altria in its sole and absolute discretion, of the conditions set forth in this Section 2.03; any determination by Altria regarding the satisfaction or waiver of any of such conditions will be conclusive:

(a) The receipt of any governmental approvals and material consents necessary to consummate the Distribution, which approvals and consents will be in full force and effect.

(b) No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of Altria will have occurred or failed to occur that prevents the consummation of the Distribution.

(c) The Class A Common Stock to be distributed in the Distribution will continue to have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) In the event the Distribution Date is for any reason postponed more than 120 days after the date hereof, Altria’s Board of Directors shall have redetermined, as of such postponed Distribution Date, that the Distribution satisfies the requirements of the Virginia Stock Corporation Act governing distributions; and

(e) Confirmation from Altria’s Tax Advisor that its opinion regarding the Tax-Free Status continues in effect as of the Distribution Date.

2.04 Certain Shareholder Matters.

(a) Subject to Section 2.03 hereof, on the Distribution Date, Altria will deliver to a distribution agent to be appointed by Altria (the “Distribution Agent”) for the benefit of holders of record of Altria Common Stock on the Record Date, one or more stock certificates, endorsed by Altria in blank, representing all of the outstanding shares of Class A Common Stock then owned by Altria, and Altria will instruct the Distribution Agent to deliver to the Kraft Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Altria Common Stock entitled to receive shares of Class A Common Stock in connection with the Distribution. Altria will cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of Class A Common Stock to each such holder or designated transferee(s) of such holder and to credit the appropriate number of such shares to book entry accounts for each such holder or designated transferee. For shareholders who hold Altria Common Stock through a broker or other nominee, their shares of Class A Common Stock will be credited to their respective accounts by such broker or nominee. Altria will cooperate, and will instruct the Distribution Agent to cooperate, with Kraft and the Kraft Transfer Agent, and Kraft will cooperate, and will instruct the Kraft Transfer Agent to cooperate, with Altria and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Class A Common Stock to be distributed to the holders of Altria Common Stock in connection with the Distribution.

(b) Subject to Section 2.03 hereof, each holder of Altria Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution a number of shares of Class A Common Stock equal to the number of shares of

Altria Common Stock held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the sum of the number of shares of Class A Common Stock and the number of shares of Class B Common Stock owned by Altria or any other member of the Altria Group on the Record Date, and (ii) the denominator of which is the number of shares of Altria Common Stock outstanding on the Record Date (the “Distribution Ratio”).

(c) Until such Class A Common Stock is duly transferred in accordance with applicable law, Kraft will regard the Persons entitled to receive such Class A Common Stock as record holders of Class A Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Kraft agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Class A Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Class A Common Stock then held by such holder.

(d) No certificates representing fractional shares of Class A Common Stock will be distributed in the Distribution. Instead, on the Distribution Date, Altria shall direct the Distribution Agent (i) to determine, based on the Distribution Ratio, the amount of the fractional share of Class A Common Stock allocable to each holder of record or beneficial owner of Altria Common Stock and to aggregate all such fractional shares into whole shares; (ii) to sell the resulting number of whole shares in open market transactions or otherwise, at the then prevailing trading prices, and (iii) to cause to be distributed to each such holder or the benefit of each such beneficial owner to which a fractional share shall be allocable such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deduction for any amount required to be withheld for United States federal income tax purposes. Altria shall pay all expenses reasonably incurred by the Distribution Agent, including all brokerage charges, commissions and transfer taxes, in connection with such sale. The Distribution Agent shall use its reasonable commercial efforts to aggregate the shares of Class A Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

2.05 Intercompany Accounts. All intercompany loans or advances between any member of the Altria Group and any member of the Kraft Group, and all other intercompany balances between such Group members shall be paid by the obligor to the obligee within 30 days after the Distribution Date.

ARTICLE III

SURVIVAL, ASSUMPTION, MUTUAL RELEASES AND INDEMNIFICATION

3.01 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement and all covenants and agreements of the parties hereto and their respective wholly-owned Subsidiaries contained in the Other Agreements shall survive the Distribution Date in accordance with their respective terms and shall not be merged into any deeds or other transfer or closing instruments or documents. Effective on the Distribution Date, (1) the Corporate Agreement shall terminate and be superseded by this Agreement, and (2) the members of the Kraft Board of Directors designated for such service by Altria pursuant to the Corporate Agreement, except Mr. Camilleri, shall resign from the Kraft Board of Directors. Mr. Camilleri shall resign his position as Chairman of the Kraft Board of Directors on the Distribution Date, but will remain a member of the Kraft Board of Directors. This Article III shall not be applicable to any Indemnifiable Losses or Liabilities (1) related to Taxes which shall be governed by the Tax Sharing Agreement; or (2) which are otherwise expressly provided for in the Other Agreements.

3.02 Release of Pre-Closing Claims.

(a) Except as provided in Section 3.02(c), effective as of the Distribution Date, Kraft does hereby, for itself and each other member of the Kraft Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Kraft Group (in each case, in their respective capacities as such), remise, release and forever discharge Altria, the members of the Altria Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Altria Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b) Except as provided in Section 3.02(c), effective as of the Distribution Date, Altria does hereby, for itself and each other member of the Altria Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Altria Group (in each case, in their respective capacities as such), remise, release and forever discharge Kraft, the respective members of the Kraft Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Kraft Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(c) Nothing contained in Section 3.02(a) or (b) shall impair any right of any Person to enforce this Agreement or any Other Agreement, in each case in accordance with its terms. Nothing contained in Section 3.02(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Tax Sharing Agreement or any Other Agreement;

(ii) any Liability on any intercompany account specified in Section 2.05;

(iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by Third Parties, which Liability shall be governed by the provisions of this Article III or, if applicable, the appropriate provisions of the Tax Sharing Agreement and the Other Agreements; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.02(c).

(d) Kraft shall not make, and shall not permit any member of the Kraft Group to make, any claim or demand or commence any Action asserting against Altria or any member of the Altria Group, or any other Person released pursuant to Section 3.02(a), with respect to any Liabilities released pursuant to Section 3.02(a). Altria shall not, and shall not permit any member of the Altria Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Kraft or any member of the Kraft Group, or any other Person released pursuant to Section 3.02(b), with respect to any Liabilities released pursuant to Section 3.02(b).

(e) It is the intent of each of Altria and Kraft by virtue of the provisions of this Section 3.02 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Kraft or any member of the Kraft Group, on the one hand, and Altria or any member of the Altria Group on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date, except as expressly set forth in Section 3.02(c)). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.03 Kraft Indemnification of the Altria Group Members for Certain Liabilities.

(a) Subject to Section 3.07, on and after the Distribution Date, Kraft shall indemnify and hold harmless each member of the Altria Group and its respective directors, officers and employees (each, an “Altria Indemnitee”) from and against any and all Liabilities incurred or suffered by any Altria Indemnitee arising out of (i) any and all Kraft Group Liabilities, (ii) the breach by Kraft of any obligation of Kraft under this Agreement, and (iii) any obligation Altria may have to indemnify any Person by reason of the fact that such Person is or was serving at the request of Altria as a director, trustee, partner, officer or employee of any member of the Kraft Group or any partner or joint venture of any member of the Kraft Group or any trust or employee benefit plan or other enterprise of any member of the Kraft Group.

(b) Subject to Section 3.07, on and after the Distribution Date, Kraft shall indemnify and hold harmless each Altria Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Altria Group pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Altria Indemnitee by any member of the Kraft Group or incorporated by reference by any Altria Indemnitee from any filings made by any member of the Kraft Group with the SEC under the Securities Act or the Securities Exchange Act.

3.04 Altria Indemnification of Kraft Group Members.

(a) Subject to Section 3.07, on and after the Distribution Date, Altria shall indemnify and hold harmless each member of the Kraft Group and their respective directors, officers and employees (each, a “Kraft Indemnitee”) from and against any and all Liabilities incurred or suffered by any Kraft Indemnitee arising out of (i) any and all Altria Group Liabilities and (ii) the breach by Altria of any obligation under this Agreement.

(b) Subject to Section 3.07, Altria shall indemnify and hold harmless each Kraft Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Kraft Group pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Kraft Indemnitee by any member of the Altria Group or incorporated by reference by any Kraft Indemnitee from any filings made by any member of the Altria Group with the SEC under the Securities Act or the Securities Exchange Act.

3.05 PM USA Indemnification of Kraft Group Members. Subject to Section 3.07, on and after the Distribution Date, PM USA shall indemnify and hold harmless each Kraft Indemnitee from and against any and all Liabilities incurred or suffered by any Kraft Indemnitee arising out of any and all PM USA Liabilities.

3.06 PMI Indemnification of Kraft Group Members. Subject to Section 3.07, on and after the Distribution Date, PMI shall indemnify and hold harmless each Kraft Indemnitee from and against any and all Liabilities incurred or suffered by any Kraft Indemnitee arising out of any and all PMI Liabilities.

3.07 Third-Party Rights; Tax Considerations. Any indemnification pursuant to Sections 3.03 through 3.06 shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from incurring or paying such loss or other liability. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified loss. Any indemnification payment hereunder shall initially be made without regard to this Section 3.07 and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnified Party’s liability for taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary. It is expressly agreed that no insurer or any other Third Party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Sections 3.03 through 3.06, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Sections 3.03 through 3.06.

3.08 Notice and Payment of Claims. If any Altria Indemnitee or Kraft Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article III of this Agreement (other than in connection with any Action subject to Section 3.09), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 45 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 45-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

3.09 Notice and Defense of Third-Party Claims. Promptly after the earlier of receipt of (i) notice that a Third Party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a Third Party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article III of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 3.09 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 45 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party and acknowledging its liability for that indemnification claim, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 3.09; provided, that if the Indemnifying Party does not within that 45-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability for the indemnification claim and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

3.10 Contribution. If for any reason the indemnification provided for in Section 3.03(b) or Section 3.04(b) is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of the untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the member of the Altria Group or Kraft Group to which those statements or omissions are primarily related, as well as any other relevant equitable considerations.

3.11 Foreign Exchange. If any portion of an Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, the amount of such payment, at the election of the Indemnifying Party, may be reimbursed in local currency or shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules: (1) with respect to an Indemnifiable Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed; (2) with respect to an Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and (3) with respect to an Indemnifiable Loss not described in clause (1) or (2) of this Section 3.11, the Foreign Exchange Rate for such currency shall be determined as of the date of payment to a Third Party in the case of such payments or as of the date that notice of the claim with respect to such other Indemnifiable Loss is given to the Indemnitee.

3.12 Subrogation. Upon assumption or indemnification of the Losses under this Agreement, the Indemnifying Party shall be subrogated to rights of the Indemnitee against insurers or other Third Parties with respect to such assumed or indemnified amount. It is expressly agreed that no insurer or any other Third Party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of this Agreement, (ii) relieved of the responsibility to pay any Insured Claims or indemnified claims or any other claims for which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder. The Indemnitee shall, upon request, provide a formal assignment of a claim against an insurer or other Third Party to the Indemnifying Party with respect to the assumed or indemnified amount or shall otherwise reasonably cooperate at the Indemnifying Party’s request and expense, with an attempt by the Indemnifying Party to recoup assumed or indemnified amounts from insurers or other third parties.

3.13 Insurance Proceeds. If an Indemnitee shall receive any amount of Insurance Proceeds or any other monies from a Third Party in connection with an Indemnifiable Loss, then such monies shall be promptly paid to the Indemnifying Party, less the amount of any Indemnifiable Loss incurred by the Indemnitee for which the Indemnifying Party has not yet made the Indemnitee whole. Nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnitee because of the availability or alleged availability of any Insurance Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 3.12). In addition, in no event shall the availability of recovery of an assumed or indemnified amount under an Insurance Policy or other contract relieve the Indemnifying Party of its obligation to make the Indemnitee whole for any deductibles, self-insured retentions, retrospective premiums or other amounts payable by the Indemnitee under the Insurance Policy or other contract with respect to any such recovery.

ARTICLE IV

CERTAIN ADDITIONAL COVENANTS

4.01 Further Assurances. In addition to the actions specifically provided for in this Agreement and unless otherwise expressly provided in this Agreement or an Other Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

4.02 Receivables Collection and Other Payments. If, after the Distribution Date, either party receives payments belonging to the other party, the recipient shall promptly account for and remit same to the other party.

ARTICLE V

ACCESS TO INFORMATION

5.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date or from time to time as reasonably requested by the Kraft Group, the Altria Group shall deliver to the Kraft Group: (i) any corporate books and records of the Kraft Group in the possession of the Altria Group; (ii) originals or copies of those corporate books and records of the Altria Group primarily relating to the business of the Kraft Group; and (iii) copies (paper or electronic) of all Insurance Policies (A) of any type covering only the Kraft Group, (B) shared with the Altria Group covering general, products, advertisers and excess liability for all years, (C) shared with the Altria Group covering property, marine cargo, business travel accident, workers compensation, employers and automobile liability for 2001 through 2006, and (D) shared with the Altria Group covering directors and officers, fiduciary, crime, employment practices and aviation liability for 2006. From and after the Distribution Date, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the Kraft Group; provided, however, that all such Information contained in such books, records or copies relating to the Altria Group shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. Altria, if it so elects, may retain copies of any original books and records delivered to Kraft; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the Kraft Group) relating to the Kraft Group, shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law.

5.02 Access to Information. In addition to the provisions set forth in Section 5.01 above, from and after the Distribution Date and upon commercially reasonable notice, each of the Altria Group and the Kraft Group shall afford to the other and to the other’s Representatives at the expense of the other party, commercially reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution Date within such party’s possession relating to the other party or its businesses, its former businesses, its assets, its Liabilities, or the Other Agreements, insofar as such access is reasonably requested by such other party, but subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. In addition, without limiting the foregoing, Information may be requested under this Section 5.02 for audit, accounting, claims, intellectual property protection, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business. In the event access to any Information otherwise required to be granted herein or in the Other Agreements is restricted by law or otherwise, the parties agree to take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction existed and the Distribution not occurred.

5.03 Litigation Support and Production of Witnesses. After the Distribution Date, each member of the Altria Group and the Kraft Group shall use commercially reasonable efforts to provide assistance to the other with respect to any Third-Party Claim, and to make available to the other, upon written request: (i) such employees who have expertise or knowledge with respect to the other party’s business or products or matters in litigation or alternative dispute resolution, for the purpose of consultation and/or as a witness; and (ii) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting party believes any such Person may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. The employing party agrees that such consultant or witness shall be made available to the requesting party upon commercially reasonable notice to the same extent that such employing party would have made such consultant or witness available if the Distribution had not occurred. The requesting party agrees to cooperate with the employing party in giving consideration to business demands of such Persons.

5.04 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Other Agreement, a party providing Information, consultant, or witness services to the other party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including the direct and indirect costs of employees providing consulting and expert witness services in connection with litigation and alternative dispute resolution, but excluding direct and indirect costs of employees who provide Information or are fact witnesses) as may be reasonably incurred in providing such Information, consulting or witness services.

5.05 Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in any Other Agreement, each member of the Altria Group and the Kraft Group shall retain, for the retention periods set forth in their respective records management programs as in effect on the Distribution Date or such longer period as may be required by law, this Agreement or the Other Agreements, all proprietary Information in such party’s possession or under its control relating to the business, former business, assets or

Liabilities of the other party or the Other Agreements and, after the expiration of such applicable period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

5.06 Privileged Information. In furtherance of the rights and obligations of the parties set forth in this Article V:

(a) Each party hereto acknowledges that (1) each of the Altria Group on the one hand, and the Kraft Group on the other hand, has or may obtain Information regarding a member of the other Group, or any of its operations, employees, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents), as applicable, that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges (“Privileged Information”); (2) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, each or both of Altria and Kraft (or members of either Group) (“Litigation Matters”); (3) Altria and Kraft have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the Altria Business or the Kraft Business or any former businesses, the assets or the liabilities of each party as it or they existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date; and (4) Altria and Kraft intend that the transactions contemplated by this Agreement and the Other Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of Altria and Kraft agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Altria Business or the Kraft Business or any former businesses or assets or liabilities of either party as they or it existed prior to the Distribution Date, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension, debarment, criminal indictment or similar action; provided, however, that Altria and Kraft may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates, in the case of Altria, solely to the Altria Business or its former businesses (other than the Kraft Business) as each existed prior to the Distribution Date or, in the case of Kraft, solely to the Kraft Business, as it existed prior to the Distribution Date. The parties will use commercially reasonable efforts to limit any such disclosure or waiver to the maximum extent possible and shall seek the execution of a confidentiality agreement by the party or parties to which such disclosure or waiver is made.

(c) Upon any member of the Altria Group or any member of the Kraft Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to the Altria Business or its former businesses (other than the Kraft Business) (in the case of the Kraft Group) or the Kraft Business (in the case of the Altria Group), as they or it existed prior to the Distribution Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to Altria, in the case of receipt by a member of the Kraft Group, or to Kraft, in the case of receipt by a member of the Altria Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) above, Altria and Kraft shall cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

5.07 Confidentiality. From and after the Distribution Date, each of Altria and Kraft shall hold, and shall use its commercially reasonable efforts to cause its employees, Affiliates and Representatives to hold, in strict confidence all Information concerning or belonging to the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives who shall be bound by the provisions of this Section 5.07; provided, however, that Altria and Kraft and their respective employees, Affiliates and Representatives may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of Altria’s or Kraft’s counsel (as the case may be), by other requirements of law, or (b) such party can show that such Information was (1) available to such party after the Distribution Date from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, on a nonconfidential basis prior to its disclosure to such party after the Distribution Date by the other party, (2) in the public domain through no fault of such party, (3) lawfully acquired by such party from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements or (4) is independently discovered or developed after the Distribution Date by employees of such party. Notwithstanding the foregoing, each of Altria and Kraft and their respective Representatives and Affiliates shall be deemed to have satisfied its obligations under this Section 5.07 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VI

DISPUTE RESOLUTION

6.01 Step Process. Any controversy or claim arising out of or relating to this Agreement or any Other Agreement, or the breach thereof (a “Dispute”), shall be resolved by a series of three events in the following sequence: negotiation between senior executives, mediation and then binding arbitration. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

6.02 Negotiation. The parties will first attempt to resolve any Dispute by direct discussions and negotiation, including if either party so elects, negotiation among senior executives of Altria and Kraft. Any party asked to participate in such negotiations will use reasonable efforts to make a designated senior executive available promptly to participate in negotiations, with authority to resolve the matter. The designated senior executives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of 30 days after a notice calling for negotiation among senior executives is given, then, upon notice by either party to the other, any Dispute shall be referred to mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules.

6.03 Mediation. If a Dispute cannot be settled through negotiation as provided in Section 6.02, the parties agree to attempt to settle the Dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. If the Dispute is not resolved within 60 days after initiation of mediation, either party may demand arbitration by the American Arbitration Association administered under its Commercial Arbitration Rules (the “Rules”).

6.04 Arbitration. Any otherwise unresolved Dispute shall be resolved by final and binding arbitration administered by the American Arbitration Association in accordance with its Rules and Title 9 of the United States Code. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one if the claims in such Dispute aggregate less than $100 million, and three if the claims in such Dispute aggregate $100 million or more. If three arbitrators are to be chosen, one shall be appointed by each of the parties and the third shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter pursuant to the Rules. The place of arbitration shall be New York, N.Y.

6.05 Injunctive Relief. Either party may make an application to the arbitrator(s) seeking injunctive or other provisional relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Article, apply to any court having jurisdiction for any interim or provisional relief (including without limitation injunctive relief) that is necessary to maintain the parties’ relative positions until such time as the arbitration award is rendered or the controversy is otherwise resolved.

6.06 Remedies. The arbitrator(s) shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Other Agreement, nor any right or power to award punitive or treble (or other multiple) damages.

6.07 Expenses. The parties shall bear their own expenses and attorneys’ fees in pursuit and resolution of any Dispute. The parties shall share equally the costs and expenses (including the fees of any neutral mediator or arbitrator) of any mediation or arbitration hereunder.

ARTICLE VII

NO REPRESENTATIONS OR WARRANTIES

7.01 No Representations or Warranties. Kraft understands and agrees that no member of the Altria Group is, in this Agreement or in any Other Agreement, representing or warranting to the Kraft Group in any way as to the Kraft Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement. Altria understands and agrees that no member of the Kraft Group is, in this Agreement or in any Other Agreement, representing or warranting to the Altria Group in any way as to the Altria Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

INSURANCE

8.01 Insurance Policies and Rights.

(a) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.12, the assets of Kraft shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured Kraft Claims under any Insurance Policies. The Kraft Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Kraft Claims.

(b) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.12, the assets of Altria shall include any and all rights of an insured party including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under any Insurance Policies which are solely assets of Kraft. The Altria Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owned under the Insurance Policies with respect to the coverage provided for Insured Claims other than Insured Kraft Claims.

(c) Solely for purposes of this Article VIII, “Altria Group” and “Kraft Group” shall include their consolidated entities to the extent such entities were in existence on or prior to the Distribution Date or are set forth on Schedule A.

(d) Nothing in this Agreement is intended to relieve any insurer of any Liability under any Insurance Policy.

8.02 Administration and Reserves. Consistent with the provisions of Article III, from and after the Distribution Date:

(a) Altria shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any liabilities of any member of the Altria Group, any assets of the Altria Group or any claims as to which the Altria Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement; and (2) Claims Administration with respect to any liabilities of any member of the Altria Group, any assets of the Altria Group or any claims as to which the Altria Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement. It is understood that the retention of the Insurance Policies by Altria is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of Kraft and any of its operations, Subsidiaries and Affiliates for insurance coverage, reimbursement, subrogation or otherwise.

(b) Kraft shall be responsible for (1) Insurance Administration of the Insurance Policies which insure the Kraft Group only, and (2) Claims Administration with respect to any liabilities of any member of the Kraft Group, any assets of the Kraft Group, or any claims as to which the Kraft Group has rights of reimbursement or subrogation pursuant to this Agreement or an Other Agreement.

(c) The parties hereto shall cooperate with regards to Insurance Administration, and shall share material information concerning such matters so that both the Kraft Group and the Altria Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments and other material matters relevant to continued dealings with insurers providing coverage for Liabilities of both Groups.

(d) Nothing in this Agreement shall be construed or deemed to affect in any way the right of Altria to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Altria and its subsidiaries.

8.03 Allocation of Insurance Proceeds; Cooperation. Except as otherwise provided in Section 3.13, the parties shall use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Altria with respect to Altria Liabilities and to Kraft with respect to the Kraft Liabilities.

8.04 Reimbursement of Expenses. Kraft shall reimburse the relevant insurer or the relevant third-party administrator or Altria, as appropriate, to the extent required under any Insurance Policy or Claims Handling Agreement for any services performed after the Distribution Date with respect to any and all Insured Kraft Claims which are not Altria Liabilities which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Claims Handling Agreement.

8.05 No Reduction of Coverage. Except for reduction in coverage resulting from submission and payment of claims, neither party shall take any action to eliminate or reduce coverage available to the other party under any Insurance Policy or Claims Handling Agreement for any claims without the prior written consent of the other party (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party’s right to amend the terms of a Claims Handling Agreement or Insurance Policy on renewal or otherwise; and provided that no member of the Altria Group shall have any Liability to any member of the Kraft Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason (other than a termination in breach of Section 8.01(a)), is unavailable or inadequate to cover any Liability of the Kraft Group for any reason.

8.06 Shared Insurance Policies Other Than D&O and Fiduciary Liability. Effective on the Distribution Date, Altria will take the necessary action to terminate the Kraft Group’s coverage with respect to occurrences on or after the Distribution Date under the shared insurance policies, including, but not limited to, excess liability, employment practices liability, blanket crime and advertiser/multimedia liability. Any resulting return of premium or credit will be allocated between the Altria Group and the Kraft Group in proportion to their respective contributions to the payment of such premium. Each of the Altria Group and the Kraft Group shall be responsible for obtaining its own replacement policies (if so desired) for occurrences on or after the Distribution Date.

8.07 D&O and Fiduciary Liability. Effective on the Distribution Date, the existing Insurance Policy covering directors and officers of the Altria Group and the Kraft Group will be converted to a six-year run-off policy. Each of Altria and Kraft will be allocated any credit for premium return under the existing policy based on the percentage of the premium payment allocated to such party in the most recent premium payment. Altria and Kraft will bear the expense of the run-off policy in the same proportion. In the event the run-off policy coverage limit is reduced to less than $250 million as the result of payments of claims or claims expense on behalf of either the Altria Group or the Kraft Group, the Group or Groups responsible for such reduction shall pay (in proportion to payments or claims expenses received by such party with respect to such coverage) to reinstate the coverage with limits no less than $250 million. Each of the Altria Group and the Kraft Group shall be responsible for obtaining its own directors and officers policy for acts or omissions occurring on or after the Distribution Date. The provisions of this Section 8.07 shall apply equally to Insurance Policies covering fiduciary liability (but with a reinstatement threshold of $40 million in place of $250 million).

ARTICLE IX

MISCELLANEOUS

9.01 Complete Agreement. This Agreement, the Exhibits and Schedules hereto, the Other Agreements and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

9.02 Other Agreements. Except as otherwise expressly provided herein, if there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of an Other Agreement, the provisions of the Other Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Other Agreement. For the avoidance of doubt, the Tax Sharing Agreement shall govern all matters (including, but not limited to, any indemnities) relating to Taxes or otherwise specifically addressed in such Agreement.

9.03 Expenses. Altria and Kraft shall each be responsible for its expenses incurred in connection with the Distribution.

9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Article VI.

9.05 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Altria:	Altria Group, Inc.
120 Park Avenue
New York, New York 10017
c/o Corporate Secretary

If to Kraft:	Kraft Foods Inc.
Three Lakes Drive
Northfield, IL 60093-2753
c/o Corporate Secretary

If to PMI:	c/o Philip Morris International Management SA
Avenue de Cour 107
1001 Lausanne, Switzerland
c/o General Counsel

If to PM USA:	Philip Morris USA
6601 Broad Street
Richmond, Virginia 23261
c/o General Counsel

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 9.05.

9.06 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

9.07 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Except for the provisions of Article III relating to releases and indemnities, which are also for the benefit of the released parties and the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

9.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.09 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

9.10 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

9.11 References; Construction. References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” set forth examples only and in no way limit the generality of the matters thus exemplified.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALTRIA GROUP, INC.

By:	/s/ LOUIS C. CAMILLERI

	Name:	Louis C. Camilleri
	Title:	Chairman and Chief Executive Officer

KRAFT FOODS INC.

By:	/s/ IRENE B. ROSENFELD

	Name:	Irene B. Rosenfeld
	Title:	Chief Executive Officer

PHILIP MORRIS USA INC.

By:	/s/ MICHAEL E. SZYMANCZYK

	Name:	Michael E. Szymanczyk
	Title:	Chairman and Chief Executive Officer

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ ANN MARIE KACZOROWSKI

	Name:	Ann Marie Kaczorowski
	Title:	Secretary and Assistant Treasurer

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Services Agreement
Exhibit C	Tax Sharing Agreement

SCHEDULES

Schedule A	Kraft Subsidiaries

—  —  —

The exhibits and schedules to the Distribution Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Altria will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.